UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

Masimo Corporation

(Name of Registrant as Specified In Its Charter)

POLITAN CAPITAL MANAGEMENT LP
POLITAN CAPITAL MANAGEMENT GP LLC
POLITAN CAPITAL PARTNERS GP LLC
POLITAN CAPITAL NY LLC
POLITAN INTERMEDIATE LTD.
POLITAN CAPITAL PARTNERS MASTER FUND LP
POLITAN CAPITAL PARTNERS LP
POLITAN CAPITAL OFFSHORE PARTNERS LP
QUENTIN KOFFEY
MATTHEW HALL
AARON KAPITO
MICHELLE BRENNAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

Politan Capital Management LP, a Delaware limited partnership (“Politan”), together with the other participants named herein (collectively, the “Participants”), has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Masimo Corporation, a Delaware corporation (the “Company”).

On May 30, 2023, Politan, together with the Participants, issued the following press release (the “Press Release”) related to the Company, which Politan also simultaneously published to its website, located at www.AdvanceMasimo.com (the “Site”). The Press Release contained a link to an investor presentation that Politan previously filed with the SEC (the investor presentation, together with the Press Release, collectively, the “Materials”). From time to time, Politan or its fellow Participants in the proxy solicitation may publish the Materials, or portions thereof, on its Site relating to the Company and they may otherwise disseminate the Materials from time to time.

Politan Releases Investor Presentation Detailing Why New Directors Are Needed on the Masimo Board and Responds to Company’s Disingenuous Claims

Highlights How Fresh Perspectives in the Boardroom Can Help Fix Company’s Broken Governance, Instill Disciplined Capital Allocation and Refocus Strategy

Believes Masimo’s Attempts to Mislead Shareholders by Cherry Picking Performance Data and Making False Claims About Politan Are Consistent With Company’s History of Avoiding Accountability

Encourages Shareholders to Support Change by Voting for Both Politan Nominees Michelle Brennan and Quentin Koffey on the BLUE Card

Visit www.AdvanceMasimo.com for Additional Information

NEW YORK – May 30, 2023 – Politan Capital Management (together with its affiliates, “Politan”), a 9% shareholder of Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI), today released a presentation highlighting why independent oversight and greater accountability are urgently needed on the Masimo Board. Politan also responded to multiple false and misleading claims made by the Company in its recent proxy materials and letter to shareholders.

Shareholders can support change by voting for Politan’s two ideally qualified nominees – Michelle Brennan and Quentin Koffey – for election to the Company’s Board at Masimo’s Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is currently scheduled for June 26, 2023.

The full presentation can be found here.

Quentin Koffey, Managing Partner and Chief Investment Officer of Politan, said, “Masimo’s broken corporate governance has resulted in a deeply discounted valuation and an inability to profitably innovate and grow. Unfortunately, Masimo’s Board fails to recognize that shareholder-driven change is needed, as demonstrated by the Board’s hostile approach to our engagement, misleading public statements and baseless attacks against Politan. While this behavior is disappointing, it is not surprising given the Company’s long history of avoiding accountability.

We believe that greater oversight in the boardroom can help Masimo realize its full potential, and that our two nominees have the right experience and skillsets to help. We look forward to continuing to make our case to our fellow shareholders in advance of the Annual Meeting.”

In its recent proxy materials and letter to shareholders, Masimo makes a number of statements about its own performance and Politan’s campaign that Politan believes are disingenuous, false or both:

•         Masimo’s cherry picking of dates and peers in an attempt to make its performance look better is “good for a laugh and not much else.” As one third-party analyst noted in response to Masimo’s materials, “Today’s letter takes “cherry picking” to a new level…Team Masimo’s plainly obvious attempt to cherry pick data to make the case that its relative returns are unimpeachable...is good for a laugh and not much else.”1

Masimo ended its analysis of relative TSR on May 1, 2023. Choosing this arbitrary date conveniently ignores that the share price has declined 17% between then and May 26, following the outcome of the Apple trial and Masimo’s disappointing first quarter earnings announced on May 9, 2023. Masimo also began its one-year TSR measurement on May 1, 2022, allowing it to avoid factoring in the 51% decline that occurred following the announcement of the Sound United transaction on February 15, 2022. The reality is simple: Masimo has underperformed its own selected peers over any relevant timeframe.2

•	Masimo distorts its poor ROIC performance. The Company makes the claim that its ROIC has not declined and that its capital allocation has been “excellent” by skewing the facts. As Politan shows in its own materials, which do adjust for royalties, Masimo’s ROIC has decreased by 30% since 2012. Meanwhile, Masimo presents ROIC on an after-tax basis and only through 2021 in order to benefit from a 38% reduction in its effective tax rate due to 2017 tax reform and to ignore another stepdown in ROIC in 2022.

1 Gordon Haskett, May 26, 2023.

2 Company May 26th, 2023 letter to shareholders, Bloomberg. Data through May 22nd, 2023, date upon which definitive proxy statement was filed. Given ~40% decline in share price following Sound United acquisition (1.3 years ago), Politan shows total stock return since the acquisition in place of 1 year so that measurement period is relevant.

Select Peers are those chosen by Masimo in their May 26th, 2023 letter to shareholders and includes: ALGN, EW, ISRG, RMD.

2022 Proxy Peers include: ABMD, ALGN, COO, XRAY, DXCM, GMED, HAE, HOLX, PODD, ICUI, IART, LIVN, NUVA, RMD, TDOC, TNDM, TFX, WST.

Proxy Peers with Same Growth Profile are 2022 Proxy Peers that have a 3-year forward sales CAGR exceeding 10% and includes ABMD, DXCM, HOLX, PODD, RMD, WST.

Dow Jones US Medical Equipment Index (selected by Masimo in their proxy statement).

•	Masimo’s claims that Politan is seeking “control” of the Company are absurd. Politan has nominated two director candidates for what will be a seven-member Board (there are currently five directors, and the Company has committed to expanding the Board by two). The nominees are independent and have no preexisting relationship with each other or other Board members. Politan used a nationally recognized search firm to identify candidates. Politan is seeking refreshed corporate governance at Masimo befitting a public company, not corporate control – and any suggestion otherwise is completely baseless.

This accusation from Masimo is even more absurd when you consider that the incumbent Board has time and again taken extreme measures to prevent shareholders from having even a minimal level of influence. These entrenchment tactics have included the egregious advance notice bylaws put in place in response to Politan’s engagement, a compensation agreement for the CEO – including a ~$600 million special payment – that is designed specifically to disenfranchise shareholders, and a track record of undermining shareholders by not following through on commitments to improve governance. This is what going to extremes to keep control looks like – not Politan nominating two directors.

•	For over nine months, Masimo’s Board has never been willing to meet with Politan. The Company’s recent claims that Politan has been unwilling to “engage” or “cooperate” with the Board are simply not credible. If anything, the Board’s pattern of engagement has only served to underscore its broken governance.

For example, following Politan’s introductory meeting with Masimo management, the Board refused to meet and immediately adopted entrenching bylaws. The Board then used that initial one-hour meeting as a basis to depose Politan employees for ~40 hours, subpoena individuals suspected of being Politan limited partners, and seek extensive and inappropriate discovery into Politan. These information requests were later deemed “irrelevant” by the Court and halted, but not before Politan was forced to dedicate significant time and resources to defending itself.

In addition, the evening before deposing Politan employees, Masimo invited Politan to meet one director, but never followed through once an NDA was in place. Masimo also called Mr. Koffey and told him under no scenario would he be added to the Board. Despite this clear message, Masimo subsequently offered to interview Mr. Koffey, but once again only as a litigation tactic, refusing to do so under NDA.

Politan encourages shareholders to review its presentation, proxy materials and letter to shareholders, all of which are available at www.AdvanceMasimo.com. Shareholders can support real change at Masimo by voting on the BLUE proxy card FOR the election of Michelle Brennan and Quentin Koffey.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if Politan’s (defined below) underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Politan that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein have been sourced from third parties. Politan does not make any representations regarding the accuracy, completeness or timeliness of such third-party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Politan Capital Management LP (“Politan”) and the other Participants (as defined below) have filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2023 annual stockholders meeting (the “2023 Annual Meeting”) of Masimo Corporation, a Delaware corporation (“Masimo”).

The participants in the proxy solicitation are Politan, Politan Capital Management GP LLC, Politan Capital Partners GP LLC, Politan Capital NY LLC, Politan Intermediate Ltd., Politan Capital Partners Master Fund LP (“Politan Master Fund”), Politan Capital Partners LP (“Politan LP”), Politan Capital Offshore Partners LP (“Politan Offshore” and collectively with Politan Master Fund and Politan LP, the “Politan Funds”), Quentin Koffey, Matthew Hall, Aaron Kapito and Michelle Brennan (collectively, the “Participants”).

As of the date hereof, (i) Politan Master Fund directly owns 4,712,518 shares of common stock, par value $0.001 per share, of Masimo (the “Common Stock”), and (ii) Politan Capital NY LLC is the direct and record owner of 1,000 shares of Common Stock.

Politan, as the investment adviser to the Politan Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 4,713,518 shares of Common Stock (the “Politan Shares”) and, therefore, Politan may be deemed to be the beneficial owner of all of the Politan Shares. The Politan Shares collectively represent approximately 8.9% of the outstanding shares of Common Stock based on 52,779,770 shares of Common Stock outstanding as of April 1, 2023, as reported in Masimo’s Quarterly Report on Form 10-Q filed on May 10, 2023. As the general partner of Politan, Politan Capital Management GP LLC may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Politan Capital Management GP LLC may be deemed to be the beneficial owner of all of the Politan Shares. As the general partner of the Politan Funds, Politan Capital Partners GP LLC may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Politan Capital Partners GP LLC may be deemed to be the beneficial owner of all of the Politan Shares. By virtue of Mr. Koffey’s position as the managing partner and chief investment officer of Politan and as the managing member of Politan Capital Management GP LLC and Politan Capital Partners GP LLC, Mr. Koffey may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Shares and, therefore, Mr. Koffey may be deemed to be the beneficial owner of all of the Politan Shares. As of the date hereof, none of Mr. Hall, Mr. Kapito or Ms. Brennan own beneficially or of record any shares of Common Stock.

IMPORTANT INFORMATION AND WHERE TO FIND IT

POLITAN STRONGLY ADVISES ALL STOCKHOLDERS OF MASIMO TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY POLITAN WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS, ARE ALSO AVAILABLE ON WWW.ADVANCEMASIMO.COM AND THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (STOCKHOLDERS CAN CALL TOLL-FREE: +1 (866) 620-9554).

Investor Contact

D.F. King & Co., Inc.

Edward McCarthy

emccarthy@dfking.com

Media Contact

Dan Zacchei / Joe Germani

Longacre Square Partners

dzacchei@longacresquare.com / jgermani@longacresquare.com